                 CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees of
Oppenheimer International Value Fund:

We  consent  to the  use in  this  Registration  Statement  of  Oppenheimer
International  Value Fund,  of our report dated June 12,  2008,  relating to the financial statements and financial highlights of Oppenheimer International Value
Fund,  appearing in the  Statement of Additional  Information,  which is part of such  Registration  Statement,  and to the  references  to our  firm  under  the headings  "Independent  Registered  Public  Accounting  Firm"  appearing  in the
Statement of Additional  Information and "Financial Highlights" appearing in the
Prospectus, which are part of such Registration Statement.

                                            /s/ KPMG LLP
                                            KPMG LLP

Denver, Colorado
August 26, 2008